Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of FaceBank Group, Inc. on Form S-8 (File Nos. 333-229231 and 333-225919) of our report dated June 7, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of FaceBank Group, Inc. and Subsidiaries (formerly known as Pulse Evolution Group, Inc.) as of December 31, 2018 and for the year ended December 31, 2018, which report is included in this Annual Report on Form 10-K of FaceBank Group, Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp
New York, NY
May 29, 2020